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                                                                    EXHIBIT 3.1

                             ARTICLES OF AMENDMENT
                          TO THE AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                            K & G MEN'S CENTER, INC.


     Pursuant to the provisions of Section 14-2-1006 of the Georgia Business Corporation Code, the undersigned corporation adopts the following Amendment to its Amended and Restated Articles of Incorporation:

     1. The name of the corporation is K & G Men's Center, Inc. (the "Corporation");

     2. The first sentence of ARTICLE IV of the Amended and Restated Articles of Incorporation of K & G Men's Center, Inc. shall be amended to increase the total number of shares of all classes of stock which the Corporation has authority to issue from twenty-two million (22,000,000) to forty-two million (42,000,000) and to increase the number of authorized shares of "Common Stock" from twenty million (20,000,000) to forty million (40,000,000) so that, as amended, the first sentence of ARTICLE IV shall read in its entirety as follows:

                                  ARTICLE IV

          The total number of shares of all classes of stock which the Corporation has authority to issue shall be forty-two million (42,000,000) shares, of which forty million (40,000,000) shares, having a par value of One Cent ($.01) per share, shall be designated as "Common Stock," and two million (2,000,000) shares, having a par value of One Cent ($.01) per share, shall be designated as "Preferred Stock."

     3. The above amendment was adopted on June 5, 1998.

     4. The above amendment was duly approved by the board of directors and the shareholders of the Corporation in accordance with the provisions of the Georgia Business Corporation Code.

     IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this amendment on behalf of the Corporation, this 8th day of June, 1998.

                                       K & G MEN'S CENTER, INC.


                                       By: /s/ John C. Dancu
                                          --------------------------------
                                          Name:  John C. Dancu
                                          Title:  Chief Financial Officer